EXHIBIT 23.01

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Swank, Inc.

Attleboro, Massachusetts

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-23914) of Swank, Inc. of our report dated February 13, 2004 (except with respect to certain matters discussed in Notes I and M as to which the date is April 1, 2004), relating to the consolidated financial statements and financial statement schedules, which appear in this Form 10-K. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

/s/ BDO SEIDMAN, LLP

BDO SEIDMAN, LLP

Boston, Massachusetts

April 13, 2004